Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Amendment No. 3 to Registration Statement on Form F-1 of Meihua International Medical Technologies Co., Ltd. and Subsidiaries (the “Company”) of our report dated June 4, 2021, relating to our audits of the consolidated financial statements of the Company as of and for the years ended December 31, 2020 and 2019, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference of our Firm under the caption “Experts” in this Registration Statement.

/s/ Briggs & Veselka Co.
Briggs & Veselka Co. Houston, Texas

September 23, 2021